Exhibit 10.2

February 28, 2017

Nicholas Stewart Cross

[Address]

Dear Nick,

We are pleased to confirm your transfer back to Schaffhausen from the United States effective

January 1, 2017 in the position of EVP and President of Performance Chemicals and President, EMEA Region, reporting to me.

This agreement outlines the terms of your repatriation and the end of your assignment in the United States under the terms set forth in the assignment letter between you and Cabot effective May 15, 2015.  To the extent the terms of this repatriation letter differ from the terms of the employment agreement between you and Cabot Switzerland GmbH dated April 1, 2010 (the “Employment Agreement”), the terms of this repatriation agreement will apply.  All other provisions of the Employment Agreement shall remain in full force and effect.

Compensation and Taxes

Your salary will be 442,900 CHF annually (paid monthly). You will continue to participate in the Cabot Short Term Incentive Plan (STI) and Long Term Incentive plan (LTI).  Your STI target will be 65% of your base pay.   Your LTI range will be $600,000 to $900,000.

As your job will require travel to the United States, you will be expected to keep track of all days in the U.S. (including those for non-work days).   Cabot will provide individual income tax protection (tax protection) related to your required U.S. travel and subsequent U.S. individual income tax filings.  The purpose of providing you with tax protection is to protect you from paying more individual income tax as a result of your U.S. required travel than you would have paid if no U.S. travel occurred.  Any tax protection payments provided will not result in any additional individual income tax burden to you.

Relocation

Your repatriation and related relocation will be managed under the repatriation section of the Cabot Corporation International Assignment Policy.  Under the terms of this policy, you will receive an allowance equal to one-month’s base salary less appropriate taxes and applicable social security deductions.  This allowance is made to compensate for any unusual expenses incurred during relocation.

Benefits

As of January 1, 2017 all payments and benefits associated with your international assignment will end (i.e. housing allowance, goods and service allowance, home support allowance, expatriate health insurance etc.).

You will however continue to be eligible for the Executive Financial Planning/ Tax Preparation and Executive Physical benefits.

If you should have any questions, please do not hesitate to contact Jessica Jones at [Phone Number].  Nick, we wish you the best and will work to ensure that your transition back to Switzerland goes smoothly.

This letter supersedes all communications, oral and written, between you and Cabot on this subject.  Notwithstanding anything in this assignment letter to the contrary, Cabot shall have the right to amend, modify, change, discontinue, or terminate health and welfare benefits at any time and for any reason.

Sincerely,

/s/ Sean D. Keohane

Sean Keohane

CEO and President, Cabot Corporation

I understand and accept this repatriation and agree to the terms outlined in this letter.  I am not relying on any representations in accepting this offer of repatriation.

/s/ Nicholas S. Cross
Nicholas Cross
EVP and President of Performance Chemicals and President, EMEA Region

cc:	Brian Berube, SVP and General Counsel, Interim CHRO
Virginia Leonard, HR Shared Services Director
Jessica Jones, Global Mobility Program Manager
Wes Perry, Sr. HR Manager, Billerica
Nuno Cunha, HR Director, EMEA
Simone Potyka, Sr. HR Manager, EMEA
Dora Unger, HR Manager
US Benefits Team